Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS FIRST QUARTER 2005 RESULTS

Revenue above outlook and EPS at high end of range

Omaha, NE—May 10, 2005—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today its financial results for the first quarter of 2005 ended March 31, 2005.  The company also filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter.

Revenue of $251.2 million exceeded the Company’s previously announced revenue outlook range of between $245 million and $250 million.  Earnings per share of $ 0.02 was at the high end of the previously announced outlook range of a loss of $0.02 to a profit of $0.02.

Summary of results for the first quarter of 2005:

•  Revenue of $251.2 million in Q1 05 increased 2.9% over Q1 04 and 3.4% over Q4 04

•  Operating income of $5.8 million, or 2.3% of revenue, for Q1 05 was down from $10.3 million, or 4.2% of revenue, in Q1 04 and improved sequentially from Q4 04.

•  Net income of $1.4 million, or $0.02 per diluted share, in Q1 05 was down from a net income of $4.8 million, or $0.07 per diluted share, in Q1 04 and up sequentially from Q4 04.

Commenting on the first quarter results, Jim Lynch, Chairman and CEO of SITEL Corporation, said, “We continue to emphasize profitability with disciplined revenue growth from new and existing clients.  With our global offering, our downstream model of selling to smaller national companies and our expanding product offering, we aim to optimize the size and number of clients in our mix of business to maximize profits.  The success of our efforts continues to give us confidence in our long term profitable growth prospects.”

First quarter 2005 financial results

Revenue of $251.2 million in the first quarter of 2005 was up 2.9% compared to revenue of $244.1 million in the first quarter of 2004.  The primary reasons for the increase are higher activity in the financial services and technology sectors in North America and in Europe, most notably, Italy, Germany, The Netherlands, Portugal, and Spain.  Revenue from all business units in Asia Pacific and Latin America also increased, along with offshore businesses in Morocco, Poland, India, and the Philippines.  The revenue growth of 2.9% was despite lower activity from the previously announced loss of an account, reduced pricing on a major client contract in 2004, and lower revenue in the risk management business unit in North America.

First quarter of 2005 operating income of $5.8 million, or 2.3% of revenue, compares to operating income of $10.3 million, or 4.2% of revenue, in the first quarter of 2004.  The first quarter of 2004 operating income reflected record performance in the collections business and a performance bonus from a large client in North America.  First quarter of 2005 included increased profits in several business units in North America, along with improvements in Northern Europe and France.  In the first quarter of 2005, the Company recorded net income of  $1.4 million, or $0.02 per diluted share.  This compares to net income of $4.8 million, or a profit of $0.07 per diluted share, in the first quarter of 2004.

On a sequential basis, revenue of $251.2 million in the first quarter of 2005 increased 3.4% over revenue of $242.9 million in the fourth quarter of 2004.  Operating income of $5.8 million, or 2.3% of revenue, in the first quarter of 2005, compared favorably to the fourth quarter of 2004 with a GAAP operating loss of $17.4 million, or an operating loss of $0.4 million or (0.2%) of revenue when excluding $17 million of asset impairment and restructuring expenses in the fourth quarter of 2004. The first quarter of 2005 improvement of 250 basis points in operating margin was primarily a result of the benefits derived from reduced operating, selling and administrative expenses resulting from cost reductions initiated in the fourth quarter of 2004.  In addition, the first quarter of 2005 reflects increased volumes from clients in the technology sector and seasonal improvements in the collections business in North America.  As a percent of revenue, operating, selling and administrative expenses decreased from 33.5% in the fourth quarter of 2004 to 31.9% in the first quarter of 2005.

During the first quarter of 2005, capital expenditures, including capital leases, were $7.4 million. The Company ended the quarter with $35.0 million in cash and $30.3 million available under our credit facility.

Business unit highlights for the first quarter of 2005

The Company experienced continued growth in both new and existing business.  Business units in Europe, North America and Latin America were awarded new contracts with leading companies in the telecommunication, air transportation, government, insurance, entertainment, recreational vehicle, utility, and health care industries.  Expanded contracts in the financial services, utility, telecommunication, technology, automotive, and Internet Service Provider sectors also were awarded in the Americas and Europe.  A recent North America new win in the government sector, which we hope to be able to announce in the near future, will help fill out underutilized work stations in the short term.

The Company previously announced the refocusing of its risk management business unit, SITEL Risk Management, to meet changing market demands. The Company is leveraging its decentralized business unit structure to integrate its North America pre-charge off accounts receivable collections operations operated from Atlanta, Georgia into lower cost nearshore and offshore centers. Additionally, as a result of recent successes in growing the pre-charge off business internationally and to capitalize on SITEL’s highly recognized customer services offering, pre-charge off collections will be further combined with customer support functions in a number of SITEL’s international business units. The post-charge off collections portion of the business will continue operating through its existing infrastructure, with new emphasis on technology upgrades to improve efficiency.

Outlook

For the second quarter of 2005, the Company expects revenue to be within a range of $250 million to $255 million and earnings per share of  $0.00 to $0.03 per diluted share.  We expect capital expenditures to be between $10 million and $12 million in the second quarter of 2005.

The above comments are based on current expectations, exclude any non-recurring items, and supersede any prior outlook provided by the Company.

Conference Call

SITEL executive management will host a conference call to discuss first quarter 2005 financial results tomorrow, May 11, 2005 at 8:30 a.m. ET.  To participate, for domestic callers, please dial 1-800-553-0351 and for international callers, please dial 1-612-332-1025.  Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and International by dialing (320) 365-3844  (Access Code) 780265, starting at 12:00 p.m. ET on May 11, 2005 and will play for seven days.  The conference call will be simulcast live on the Internet via SITEL’s web site at http://www.sitel.com.  Replay will be available for seven days.

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles.  SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.   SITEL has over 34,000 employees in 87 global contact centers, utilizing more than 25 languages and dialects to serve customers in 55 countries   SITEL is a leader in the contact center industry.  Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects,” “will,” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made.  SITEL assumes no obligation to update any such forward-looking statement.  Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.  Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: client budgets and plans, effectiveness of cost control initiatives, effectiveness of revenue enhancement initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, ability to negotiate contracts on acceptable terms, contract termination provisions, delays in ramp up of services, customer demand for client products and services, the demand for off-shore services, delays in securing necessary regulatory approvals, licenses, leases, personnel, services and equipment for new facilities, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, mergers and restructurings involving clients or prospective clients, industry regulation, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, uncertainties of litigation, risks associated with operating a global business, and dependence on credit availability and credit market conditions. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004

Revenue	$251,169	$244,068

Operating expenses:
Direct labor and telecommunications expenses	152,476	144,128
Subcontracted and other services expenses	12,888	12,815
Operating, selling and administrative expenses	80,003	76,839
Total operating expenses	245,367	233,782

Operating income	5,802	10,286

Other income (expense):
Interest expense	(2,857)	(3,233)
Interest income	120	121
Equity in earnings (loss) of affiliates	(107)	(7)
Other expense, net	(10)	(274)
Total other expense, net	(2,854)	(3,393)

Income before income taxes and minority interest	2,948	6,893

Income tax expense	1,139	1,853
Minority interest	360	214
Net income	$1,449	$4,826

Weighted average common shares outstanding:
Basic	73,736	73,633
Diluted	74,340	73,980

Earnings per share:
Basic	$0.02	$0.07
Diluted	$0.02	$0.07

SITEL CORPORATION AND SUBSIDIARIES

Reconciliation of Operating Results as Adjusted

(In thousands)

	Operating
	Income (Loss)	% of Revenue
First Quarter 2005:
Results as reported under U.S. GAAP	$5,802	2.3%
Less: Reconciling items	—	0.0%
Results as adjusted (a non-GAAP measure)	$5,802	2.3%

Fourth Quarter 2004:
Results as reported under U.S. GAAP	$(17,439)	-7.2%
Less: Reconciling items (a)	(16,993)	-7.0%
Results as adjusted (a non-GAAP measure)	$(446)	-0.2%

(a) Reflects the restructuring charge of $9.3 million and the goodwill impairment of $7.7 million recorded in the fourth quarter of 2004.

The schedule above provides a reconciliation of the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), to the results of operations, as adjusted (non-U.S. GAAP).

SITEL Corporation

Preliminary Balance Sheet Data - First Quarter 2005 Earnings Release

(in millions)

(Unaudited)

	3/31/04	6/30/04	9/30/04	12/31/04	3/31/05

Cash	$29.1	$49.5	$42.1	$28.9	$35.0
Accounts Receivable	$181.7	$172.1	$175.9	$191.4	$194.0
Total Current Assets	$230.7	$240.2	$237.2	$237.5	$247.1
Total Assets	$406.6	$412.8	$407.6	$397.5	$399.2
Total Current Liabilities	$138.1	$143.9	$136.4	$154.7	$246.7
Long-Term Debt and Capital Leases, net	$108.3	$108.4	$108.6	$98.4	$7.8
Total Debt - Short-Term and Long-Term	$132.4	$135.6	$132.6	$120.4	$138.4
Total Liabilities	$248.7	$254.6	$247.8	$262.2	$265.6
Total Equity	$155.9	$155.9	$157.3	$132.7	$130.6

Revenue Statistics - First Quarter 2005 Earnings Release

(Unaudited)

% of Total Revenue	Q104	Q204	Q304	Q404	2004	Q105

Customer Acquisition	21.0%	20.0%	19.2%	20.8%	20.3%	17.4%
Customer Care	52.7%	55.8%	56.0%	54.4%	54.7%	57.1%
Technical Support	16.1%	15.3%	16.1%	17.9%	16.4%	18.0%
Risk Management	7.8%	6.8%	6.5%	5.3%	6.6%	6.3%
Other	2.4%	2.1%	2.3%	1.6%	2.1%	1.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix
% of Total Revenue	Q104	Q204	Q304	Q404	2004	Q105

North America	52.9%	51.5%	51.2%	48.8%	51.1%	48.9%
Europe	40.4%	41.4%	40.5%	43.3%	41.4%	42.9%
Asia Pacific	4.0%	4.1%	5.0%	5.0%	4.5%	4.9%
Latin America	2.7%	3.0%	3.3%	2.9%	3.0%	3.2%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry Mix
% of Total Revenue	Q104	Q204	Q304	Q404	2004	Q105

Insurance	6.4%	6.7%	6.7%	6.4%	6.6%	6.1%
Financial Services	16.6%	15.9%	17.0%	16.8%	16.6%	17.2%
Consumer Products	24.4%	22.6%	20.2%	19.5%	21.7%	19.7%
Technology	25.2%	26.2%	27.4%	29.0%	26.9%	26.3%
Energy and Utilities	7.9%	7.5%	7.6%	7.7%	7.7%	7.5%
Telecommunications, ISP, and Cable	14.3%	14.7%	15.9%	15.6%	15.1%	18.6%
Other	5.3%	6.4%	5.2%	5.0%	5.5%	4.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

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